Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (Nos. 333-35538 and 333-105263) of PEC Solutions, Inc. of our report dated January 30, 2004, relating to the December 31, 2003 financial statements of AC Technologies, Inc., which appears in this Current Report on Form 8-K of PEC Solutions, Inc.

/s/ McGladrey & Pullen, LLP
Bethesda, Maryland
November 22, 2004